                                                                   EXHIBIT 12(a)

                        THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)
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
                                                 (UNAUDITED)    (UNAUDITED)
                                                  SIX-MONTHS     SIX-MONTHS     FISCAL YEAR     FISCAL YEAR     FISCAL YEAR
                                                    ENDED          ENDED           ENDED           ENDED           ENDED
                                                 MAY 26, 2000   MAY 28, 1999   JUNE 30, 1999   JUNE 30, 1998   JUNE 30, 1997
                                                 ------------   ------------   -------------   -------------   -------------
Earnings before taxes on income................   $  619,622     $  692,514      $1,064,108      $1,063,492      $1,013,690
                                                  ----------     ----------      ----------      ----------      ----------
Add: Fixed Charges Interest....................    2,364,345      1,569,843       3,379,914       3,638,513       2,551,364
    Interest factor in rents...................       15,900         15,954          31,363          30,130          26,516
                                                  ----------     ----------      ----------      ----------      ----------
  Total fixed charges..........................    2,380,245      1,585,797       3,411,277       3,668,643       2,577,880
                                                  ----------     ----------      ----------      ----------      ----------
Earnings before fixed charges and taxes on
  income.......................................   $2,999,867     $2,278,311      $4,475,385      $4,732,135      $3,591,570
                                                  ==========     ==========      ==========      ==========      ==========
Ratio of earnings to fixed charges.............          1.3            1.4             1.3             1.3             1.4
                                                  ==========     ==========      ==========      ==========      ==========


                                                  FISCAL YEAR     FISCAL YEAR
                                                     ENDED           ENDED
                                                 JUNE 30, 1996   JUNE 30, 1995
                                                 -------------   -------------
Earnings before taxes on income................    $  834,926      $  388,082
                                                   ----------      ----------
Add: Fixed Charges Interest....................     1,981,171       1,678,515
    Interest factor in rents...................        25,672          24,594
                                                   ----------      ----------
  Total fixed charges..........................     2,006,843       1,703,109
                                                   ----------      ----------
Earnings before fixed charges and taxes on
  income.......................................    $2,841,769      $2,091,191
                                                   ==========      ==========
Ratio of earnings to fixed charges.............           1.4             1.2
                                                   ==========      ==========
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